UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	August 15, 2011

BENIHANA INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26396	65-0538630
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8685 Northwest 53rd Terrace, Miami, Florida	33166
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(305) 593-0770

None
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2011, Gene R. Baldwin notified Benihana Inc. (the “Company”) that he will resign his position as interim chief financial officer of the Company effective August 15, 2011, however will remain with the Company in a transition role for a brief period. Mr. Baldwin’s departure coincides with the completion of his interim service to the Company and the appointment of a new, full-time CFO, and not as a result of any disagreements with the company.

J. David Flanery will succeed Mr. Baldwin as CFO. Mr. Flanery (age 54) most recently served as Senior Vice President, Chief Financial Officer and Treasurer of Papa John’s International, Inc. from 2004 until his retirement in February 2011. Mr. Flanery began his career as an auditor at Arthur Andersen and Co. and joined Papa John's in 1994 after 15 years with Ernst & Young LLP. During Mr. Flanery's tenure with the company, Papa John's grew from a regional chain of 400 restaurants in 1994, to a global brand with 3,700 restaurants in all 50 states and 32 countries today.

The Compensation Committee of the Board of Directors has approved an annual base salary for Mr. Flanery of $300,000 and he will be eligible to participate in the Company’s cash incentive and equity plans.

A press release issued by the Company on August 15, 2011, in connection with the CFO transition is filed with this report as Exhibit 99.1 and is incorporated by reference into this report.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits:

99.1	Press Release of the Company dated August 15, 2011, announcing the CFO transition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BENIHANA INC.

Dated: August 15, 2011	By: /s/ Richard C. Stockinger
Richard C. Stockinger
Chairman, Chief Executive Officer and President